Exhibit 99.1
Execution Copy

AGREEMENT OF TERMINATION

Agreement of Termination, dated as of September 13, 2006, by and among Becton, Dickinson and Company, a New Jersey corporation (“BD”), NationsHealth, Inc., a Delaware corporation (the “Company”), and United States Pharmaceutical Group, L.L.C., a Delaware limited liability company (“USPG LLC” and, collectively with the Company, the “NationsHealth Parties”).

1.    Termination of Agreements. The parties agree, for good and valuable consideration, that, upon receipt by BD from the Company of the payment specified in Section 2 hereof, both that certain Medical Benefit Distribution Agreement, dated as of October 1, 2003, as amended on November 9, 2005, March 22, 2006, May 12, 2006 and August 7, 2006 (as amended, the “Distribution Agreement”), by and among BD and USPG LLC, and that certain Durable Medical Equipment Rebate Agreement for Retail Program, dated as of April 1, 2004, as amended on January 21, 2005 (as amended, the “Retail Agreement”), by and among BD and USPG LLC, shall be and hereby are terminated. With respect to the Distribution Agreement, the provisions enumerated in Section 12.4 thereof shall survive termination of the Distribution Agreement, other than Section 3.2(b) and Section 5.1(b) which the parties agree shall be of no further force or effect. The parties further agree that (i) upon receipt by BD from the Company of the payment specified in Section 2 hereof, the NationsHealth Parties have no liability for not purchasing a specific amount of products from BD prior to the date hereof pursuant to the Distribution Agreement, and have no obligation to purchase additional products from BD as of the date hereof pursuant to the Distribution Agreement, and (ii) there are no pending purchase orders as of the date hereof pursuant to the Distribution Agreement. With respect to the Retail Agreement, the provisions enumerated in Section 13.5 thereof shall survive termination of the Retail Agreement, other than Section 6.1(b) which the parties agree shall be of no further force or effect. The parties further agree that there are no pending purchase orders as of the date hereof pursuant to the Retail Agreement.

2.    Payment. In full satisfaction of the $5,484,601.64 currently due to BD pursuant to the Distribution Agreement, the Company agrees (i) to make on the date hereof a payment to BD in immediately available funds in the amount of $4,375,000 and (ii) that any and all Rebates (as defined in the Retail Agreement) due and owing from BD to a NationsHealth Party pursuant to the Retail Agreement prior to the date hereof shall be and hereby are deemed to be satisfied in full. The NationsHealth Parties represent and warrant to BD that each NationsHealth Party will be solvent immediately subsequent to giving effect to the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have set their hands, and duly authorized this Agreement of Termination as of the day and year first above written.

NATIONSHEALTH, INC.		BECTON, DICKINSON AND COMPANY

By:	/s/ Timothy Fairbanks	By:	/s/ Joseph Mercurio

	Name: Timothy Fairbanks Title: Chief Financial Officer		Name: Joseph Mercurio Title: Worldwide Controller, BD Diabetes Care

UNITED STATES PHARMACEUTICAL GROUP, L.L.C.

By:	/s/ Timothy Fairbanks

Name: Timothy Fairbanks Title: Chief Financial Officer